NEWCASTLE INVESTMENT CORP.

                                 Common Stock

                                TERMS AGREEMENT
                                ---------------


                                                       Dated:  October 27, 2006


To:      Newcastle Investment Corp.
         1251 Avenue of the Americas
         New York,  New York 10020

Attention:  Wesley R. Edens

Ladies and Gentlemen:

We understand that Newcastle Investment Corp., a corporation organized and existing under the laws of Maryland (the "Company"), proposes to issue and sell 1,700,000 shares of common stock, set forth below (the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriter named below (the "Underwriter") offers to purchase the number of Underwritten Securities (as such term is defined in the Underwriting Agreement referred to below) set forth below opposite its name, at the purchase price set forth below.

                                                                Number
                                                             of Shares of
                Underwriter                            Underwritten Securities
                -----------                            -----------------------
Banc of America Securities LLC                                 1,700,000

The Underwritten Securities shall have the following terms:

Title of Securities: Common Stock, $.01 par value per share
Number of Shares:    1,700,000
Applicable Time:     9:30 a.m. (Eastern Time) on October 27, 2006 or such
                     other time as agreed by the Company and the Underwriter
Public offering price per share: $29.42
Purchase price per share: $29.17
Number of Option Securities, if any, that may be purchased by the Underwriter:
                     None
Delayed Delivery Contracts:  Not Authorized
Additional co-managers, if any: None
Terms of Lock-up:    As stated in section 3(a)(xi) of the Underwriting
                     Agreement, during the period of 14 days from the date of the Prospectus, the Company will not, directly or indirectly, without the prior written consent of the Underwriter (a) issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain a "put equivalent position" (within the meaning of Rule 16a-1(h) under the 1934 Act), enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock
                     (whether any such transaction is to be settled by delivery of Common Stock, other securities, cash or other consideration) or otherwise dispose of, any Common Stock
                     (or any securities convertible into, exercisable for or exchangeable for Common Stock) or interest therein of the Company or of any of its subsidiaries, other than the Company's sale of Underwritten Securities pursuant to this Agreement and the Company's issuance of Common Stock
                     (i) upon the exercise of presently outstanding options,
                     (ii) in connection with acquisitions by the Company or a subsidiary, and (iii) in connection with the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee stock option plans in effect on the date hereof or (b) file a registration statement under the 1933 Act registering shares of Common Stock (or any securities convertible into, exercisable for or exchangeable for Common Stock) or any interest in shares of Common Stock, except for a registration statement on Form S-8 with respect to shares of Common Stock issuable under the Newcastle Investment Corp. Nonqualified Stock
                     Option and Incentive Award Plan, as amended from time to time.

                     At the time the Underwriting Agreement and this Agreement are executed, the Underwriter shall have received a letter agreement from the Manager, Fortress Principal Investment Holdings LLC ("FPIH"), Fortress Principal Investment Holdings II LLC ("FPIH II") and Fortress Investment Holdings LLC ("FIH"), and each director, officer or related party of the Company and the Manager designated by the Underwriter and listed on Schedule II to the Underwriting Agreement, substantially in the forms attached thereto as Annex III and Annex IV, respectively.

Other terms:  None
Schedule I: Issuer Free Writing Prospectuses included in the General Disclosure Package
Schedule II:  Price-related information included in the General Disclosure
              Package
Closing date and location:  November 1, 2006,  10:00 a.m.;  Sidley Austin LLP,
                            787 Seventh  Avenue,  New York,  New York 10019

All of the provisions contained in the Underwriting Agreement attached as Annex A hereto are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer no later than 5:00 P.M. (New York City time) on October 27, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                Very truly yours,


                                BANC OF AMERICA SECURITIES LLC


                                By:/s/ Douglas E. Neal
                                   -------------------------------------
                                   Name:  Douglas E. Neal
                                   Title: Managing Director


Accepted:

NEWCASTLE INVESTMENT CORP.



By:    /s/ Debra A. Hess
     ----------------------------
       Name:  Debra A. Hess
       Title: Chief Financial Officer


FORTRESS INVESTMENT GROUP LLC



By:    /s/ Randal A. Nardone
     ----------------------------
       Name:  Randal A. Nardone
       Title: Chief Operating Officer

                                  SCHEDULE I

                       ISSUER FREE WRITING PROSPECTUSES
                  INCLUDED IN THE GENERAL DISCLOSURE PACKAGE

None.

                                  SCHEDULE II

                           PRICE-RELATED INFORMATION
                  INCLUDED IN THE GENERAL DISCLOSURE PACKAGE

Newcastle Investment Corp.

Price to public:  $29.42 per share

Shares offered:   1,700,000

Total offering size:  $50,014,000

Trade date:  October 27, 2006

Settlement date:  November 1, 2006

Use of proceeds:     The Company intends to use the net proceeds
                     from the offering to make investments in real estate securities and/or other real estate related assets and for general corporate purposes.

o The Company is externally managed by Fortress Investment Group LLC. In connection with this offering, the Company granted to its manager an option to purchase 170,000 shares of common stock, representing 10% of the number of shares offered, at the public offering price of $29.42 per share.

o The Company is currently marketing its ninth CDO financing of approximately $950 million, which it plans to close in early November. Banc of America Securities LLC will be an initial purchaser in that offering.